Exhibit 99.1
Contact:
Segmentz, Inc.
Jeff Curry
269-695-4955
JeffC@express-1.com
SEGMENTZ, INC. REPORTS CONTINUED GROWTH AND PROFITABILITY IN
THE FIRST QUARTER OF 2006
Expedited Transportation Revenue Rises 20 Percent;
Gross Margin Improves to 25.4 Percent
BUCHANAN, Mich. — May 12, 2006 — Segmentz, Inc. (AMEX: SZI) today announced its financial results for the quarter ended March 31, 2006.
For the first quarter of 2006, Segmentz reported revenues of $9.6 million compared with $10.3 million for the first quarter of 2005. This expected decline in revenue reflected the sale of unprofitable, non-core assets and operating units during 2005. The Company’s GAAP net income for the first quarter of 2006 was $557,000, or $0.02 per share. This compares with a net loss of $4.65 million, or $0.17 per share, for the first quarter last year, including $3.58 million in restructuring charges. EBITDA for the first quarter of 2006 was $861,000. This compares with an EBITDA loss of $596,000 for the year-ago quarter. Please refer to Table 1 at the end of this news release for a reconciliation of net income, as reported, to EBITDA.
“The Company’s first-quarter growth was significantly stronger than the expedited market as a whole in what is typically the most challenging quarter of the year,” said Michael Welch, Segmentz, Inc. president and chief executive officer. “Divesting the Company’s unprofitable non-core businesses in 2005 has enabled us to focus solely on expedited transportation, and the results were clearly evident in the first quarter of 2006. Our brand awareness and marketing initiatives, along with the outstanding customer service provided by our inside sales team, continued to position us to win new business and increase our activity with existing accounts. During a quarter in which the expedited transportation market faced seasonal challenges, Express-1’s operations grew by 21 percent year-over-year and we gained significant market share. Complementing this growth within our Express-1 business, our Evansville operations posted revenue growth of 11 percent as compared to the year-ago quarter.”
Segmentz, Inc. Chief Financial Officer Mark Patterson said, “This was an outstanding quarter, operationally and financially. Including both our Express-1 and Evansville operations, combined revenue in our expedited transportation business grew by 20 percent from a year ago. As a result of the aggressive cost reduction initiatives we implemented in 2005, together with increased sales, the Company’s gross margin for the first quarter of 2006 improved to more than 25 percent from 19 percent a year ago. All of the Company’s other key financial metrics showed significant improvement this quarter, as well.”

Additional First-Quarter Financial Information
•	Operating expenses, which consist primarily of payment for owner-operator and partner trucking services, fuel, maintenance and insurance costs, declined to $7.1 million for the first quarter of 2006 from $8.4 million a year earlier.
•	Gross profit for the first quarter of 2006 improved to $2.4 million, or 25.3 percent of total sales, from $2.0 million, or 19.0 percent of total sales, for the first quarter of 2005.
•	Total sales, general and administrative expenses (SG&A) were $1.9 million, down 72 percent from $6.6 million for the first quarter of 2005. Approximately $3.6 million of restructuring charges were recorded in the first quarter of 2005 and are included in SG&A expenses for that period.
•	Reflecting continued positive operating cash flow, Segmentz satisfied its 2005 earnout provisions associated with its Express-1 and Dasher acquisitions through payments totaling approximately $1.5 million and generated from operating cash flows. The Company’s debt remained unchanged from year-end levels.
Outlook and Financial Guidance
“The first quarter was a strong start to what promises to be a year of growth and enhanced value for the Company and its shareholders,” Welch said. “This is a tribute to a tremendous effort on the part of our employees and owner operators, and they continue to deserve our thanks. Our 2005 Annual Meeting of Shareholders is expected to result in a further significant change for Segmentz. The meeting will be an opportunity for shareholders to approve a proposal to formally change the Company’s name from Segmentz to Express-1. As reaffirmed by our performance during the first quarter, we believe the Express-1 brand more accurately reflects our corporate identity, our focus on the expedited business and the brand equity we have built in Express-1 over the past 17 years. Moreover, our Express-1 operations account for approximately 90 percent of our business and will clearly be our main growth driver going forward.”
“Our growth strategy will continue to focus on two important objectives: increasing the capacity of our fleet and expanding our market presence so the Company can capture a greater share of the overall market opportunity,” Welch said. “Our external and internal sales teams are functioning as a strong engine for growth. At the same time, we expect to have the capacity in terms of independent owner operators to continue satisfying accelerating demand for our services. Attracting and retaining qualified drivers is a critical success factor in our business and an area where Express-1 has long excelled. We also will continue to leverage alliances with third-party carriers to supplement our internal capacity. Looking forward to the second quarter and full year 2006, we are excited by the potential in the expedited transportation business.”
Segmentz, Inc. currently expects that revenue for the full year 2006 will be in the range of $39.0 million to $42.0 million, representing approximately 17 to 18 percent growth in the Company’s remaining operations. The Company expects full-year net income in the range of $0.10 to $0.12 per share based on its current shares outstanding.

Conference Call/Webcast Information
Management will conduct a conference call this morning at 10:00 a.m. ET to discuss the Company’s first-quarter financial results. Those interested in accessing a live or archived webcast of the call should visit the Company’s website at http://www.express-1.com. Those wishing to take part in the live teleconference call can dial 201-689-8049 or 877-407-9210. A playback will be available through midnight on May 20, 2006. To listen to the playback, please call 201-612-7415 or 877-660-6853. Use account number 286 and conference ID number 199241.
About Segmentz, Inc.
Through its primary operating unit — Express-1 — Segmentz, Inc. provides expedited transportation services to more than 1,000 organizations, ranging from mid-sized companies to the Fortune 500. The Company specializes in same-day and next-day pick up and delivery. To maximize flexibility and minimize overhead, Segmentz maintains a non-asset-based business model and utilizes a fleet of professional, independent owner operators. The Company has a state-of-the-art 24/7 call center utilizing an advanced communications technology and dispatch infrastructure that covers the 48 continental U.S. states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about the Company, visit www.express-1.com.
Forward-Looking Statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: that our recent reorganization fails to result in projected operating efficiencies; the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with customers, whether due to competition or other factors; the inability to comply with regulatory requirements governing our business operations; and to the general risks associated with our businesses.
In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.
Use of GAAP and Non-GAAP Measures
In addition to results presented in accordance with generally accepted accounting principles (GAAP), the Company has included “EBITDA”, a non-GAAP financial measure. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. In addition, the Company excludes from its EBITDA calculation the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and certain other charges, and includes in the EBITDA calculation selected financial data related to various Company acquisitions. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is set forth herein.
Management believes the use of non-GAAP financial measures provides useful information to investors to assist them in understanding the underlying operational performance of the Company. Specifically, management believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. The Company uses these non-GAAP financial measures internally to measure its ongoing business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.
Segmentz, Inc.
EBITDA Reconciliation
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
Net income (loss) as reported	$557	$(4,650)
Income tax (benefit) provision	$—	$—
Interest expense	$45	$24
Depreciation and amortization	$259	$447
Restructuring, exit and consolidation expenses	$—	$3,583

EBITDA	$861	$(596)

Segmentz, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended
	March	March
	2006	2005
Revenues
Operating revenue	$9,555	$10,349

Expenses:
Operating expenses	7,129	8,378

Gross profit	2,426	1,971

Sales, general and administrative expense	1,721	3,009
Restructuring, exit and consolidation expense	—	3,583

Total sales, general and administrative expense	1,721	6,592

Other expense	103	5
Interest Expense	45	24

Income (loss) before income tax provision	557	(4,650)

Income tax (benefit) provision	—	—

Net income (loss)	$557	($4,650)

Basic income (loss) per common share	0.02	(0.17)

Basic weighted average common shares outstanding	26,465,034	26,705,309

Diluted income (loss) per common share	0.02	(0.17)

Diluted weighted average common shares outstanding	26,520,011	26,705,309

Segmentz, Inc.
Consolidated Balance Sheets
(in thousands except per share amounts)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$255	$386
Accounts receivable, net of allowances of $744 and $732, respectively	4,683	4,434
Prepaid expenses	258	326
Other current assets	92	77
Deferred tax asset, current	500	500

Total current assets	5,788	5,723

Property and equipment, net of accumulated depreciation	2,173	2,229

Goodwill	3,567	3,567
Identified intangible assets	4,520	4,629
Loans and advances	201	439
Deferred tax asset, long term	1,504	1,504
Other long term assets	379	363

	$18,132	$18,454

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,459	$924
Accrued salaries and wages	197	397
Accrued expenses, other	1,423	2,721
Current maturities of long term debt	180	242
Other current liabilities	145	97

Total current liabilities	3,404	4,381

Line of credit	2,465	1,764
Notes payable and capital leases, net of current maturities	184	824
Other long-term liabilities	207	199

Total long-term liabilities	2,856	2,787

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares no shares issued or outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 26,465,034 shares issued and outstanding	26	26
Additional paid-in capital	20,341	20,312
Accumulated deficit	(8,388)	(8,945)
Treasury stock, at cost, 180,000 shares held	(107)	(107)

Total stockholders’ equity	11,872	11,286

	$18,132	$18,454

Selected Financial Data
For the three months ended, March 31, 2006
(in thousands)

		Evansville		Core
	Express-1	Dedicated	Corporate	Business	Other	Segmentz, Inc.

Operating Revenues	$8,376	$1,179	$—	$9,555	$—	$9,555

Operating Expenses	6,090	991	—	7,081	48	7,129

Sales, general and administrative expenses	1,353	160	346	1,859	10	1,869

Restructuring expenses	—	—	—	—	—	—

Net income (loss) before provision (benefit) for taxes	$933	$28	$(346)	$615	$(58)	$557

Restructuring expenses	$—	$—	$—	$—	$—	$—
Depreciation and amortization	212	47	—	259	—	259
Interest expense, net	—	—	45	45	—	45
Taxes	—	—	—	—	—	—

EBITDA	$1,145	$75	$(301)	$919	$(58)	$861

The selected financial data above represents “reporting units” within the Company. The subtotal entitled “Core Business” represents the operations remaining after the completion of the restructuring plan, and is intended only to give the reader the ability to view what are now our ongoing operations, exclusive of the closed operations. The column entitled “Other” represents services or location revenue and expenses that have primarily been eliminated based on the restructuring plan implemented in the fourth quarter of 2004. Remaining expense items reflected within this column include real estate leases, equipment termination costs and impairment charges associated with equipment and property no longer in use. None of our reporting units met the quantitative criteria required for segment reporting.